Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Solid First Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.70 Per Unit and Reiterates 2024 Guidance

Highlights

●	Increased coal sales volumes to 8.7 million tons, up 2.4% year-over-year
●	Record oil & gas royalty volumes of 898 MBOE, up 18.3% year-over-year and 11.0% sequentially
●	First quarter 2024 total revenue of $651.7 million, net income of $158.1 million, and EBITDA of $235.0 million
●	Enhanced liquidity position to $551.3 million, which included $134.0 million in cash and $417.3 million of borrowings available under credit facilities
●	In April 2024, declared quarterly cash distribution of $0.70 per unit, or $2.80 per unit annualized

TULSA, OKLAHOMA, April 29, 2024 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the quarter ended March 31, 2024 (the "2024 Quarter").  This release includes comparisons of results to the quarter ended March 31, 2023 (the "2023 Quarter") and to the quarter ended December 31, 2023 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.

Total revenues in the 2024 Quarter decreased slightly to $651.7 million compared to $662.9 million for the 2023 Quarter primarily as a result of lower average coal sales prices, partially offset by higher oil & gas royalties and other revenues. Net income for the 2024 Quarter was $158.1 million, or $1.21 per basic and diluted limited partner unit, compared to $191.2 million, or $1.45 per basic and diluted limited partner unit, for the 2023 Quarter as a result of lower revenues and increased total operating expenses. EBITDA for the 2024 Quarter was $235.0 million compared to $270.9 million in the 2023 Quarter.

Compared to the Sequential Quarter, total revenues in the 2024 Quarter increased 4.2% primarily as a result of higher average coal sales prices, which increased 6.9% to $64.78 per ton sold compared to $60.60 per ton sold in the Sequential Quarter.  Net income and EBITDA in the 2024 Quarter increased 36.9% and 28.6%, respectively, compared to the Sequential Quarter.

CEO Commentary

"We had a solid start to the year operationally, with all our mines running as expected and strong volumes coming from our Oil & Gas Royalties segment," commented Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Our contracted coal position also contributed to our performance for the 2024 Quarter mitigating the impact of mild winter weather and low natural gas prices. On the strength of our heavily contracted coal order book and continued growth in our Oil & Gas Royalties business, we are pleased to reiterate full-year guidance."

Segment Results and Analysis

			% Change
	2024 First	2023 First	Quarter /	2023 Fourth	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.437	6.190	4.0%	6.419	0.3%
Coal sales price per ton sold	$57.58	$54.43	5.8%	$55.06	4.6%
Segment Adjusted EBITDA Expense per ton	$36.21	$33.45	8.3%	$35.26	2.7%
Segment Adjusted EBITDA	$140.3	$132.0	6.3%	$130.1	7.8%

Appalachia Coal Operations
Tons sold	2.237	2.279	(1.8)%	2.194	2.0%
Coal sales price per ton sold	$85.49	$106.13	(19.4)%	$76.82	11.3%
Segment Adjusted EBITDA Expense per ton	$52.53	$55.20	(4.8)%	$63.52	(17.3)%
Segment Adjusted EBITDA	$74.2	$116.6	(36.3)%	$29.8	149.4%

Total Coal Operations
Tons sold	8.674	8.469	2.4%	8.613	0.7%
Coal sales price per ton sold	$64.78	$68.34	(5.2)%	$60.60	6.9%
Segment Adjusted EBITDA Expense per ton	$40.85	$39.66	3.0%	$42.91	(4.8)%
Segment Adjusted EBITDA	$210.9	$245.7	(14.2)%	$156.2	35.0%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.898	0.759	18.3%	0.809	11.0%
Oil percentage of BOE	44.2%	47.3%	(6.6)%	46.3%	(4.5)%
Average sales price per BOE (3)	$41.22	$45.42	(9.2)%	$44.60	(7.6)%
Segment Adjusted EBITDA Expense	$4.9	$4.4	11.7%	$4.7	5.7%
Segment Adjusted EBITDA	$31.4	$30.0	4.5%	$31.0	1.1%

Coal Royalties
Royalty tons sold	5.512	5.057	9.0%	5.018	9.8%
Revenue per royalty ton sold	$3.39	$3.07	10.4%	$3.33	1.8%
Segment Adjusted EBITDA Expense	$6.3	$5.4	16.3%	$6.6	(5.3)%
Segment Adjusted EBITDA	$12.4	$10.1	22.9%	$10.2	22.5%

Total Royalties
Total royalty revenues	$56.1	$51.1	9.8%	$53.0	5.7%
Segment Adjusted EBITDA Expense	$11.2	$9.8	14.2%	$11.3	(0.7)%
Segment Adjusted EBITDA	$43.8	$40.2	9.2%	$41.2	6.4%

Consolidated Total
Total revenues	$651.7	$662.9	(1.7)%	$625.4	4.2%
Segment Adjusted EBITDA Expense	$358.3	$339.3	5.6%	$376.6	(4.9)%
Segment Adjusted EBITDA	$260.6	$291.9	(10.7)%	$203.2	28.2%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

In the Illinois Basin, coal sales prices increased by 5.8% and 4.6% compared to the 2023 Quarter and Sequential Quarter, respectively, as a result of improved domestic price realizations. In Appalachia, coal sales price per ton decreased by 19.4% compared to the 2023 Quarter due primarily to reduced domestic pricing from our Tunnel Ridge mine, which benefited from significantly elevated pricing during the 2023 Quarter.  Compared to the Sequential Quarter, Appalachian coal sales prices were higher by 11.3% as a result of improved domestic price realizations across the region. Tons sold increased by 4.0% in the Illinois Basin compared to the 2023 Quarter due primarily to increased sales volumes from our Hamilton and Warrior mines. Appalachian coal sales volumes decreased by 1.8% compared to the 2023 Quarter primarily due to fewer operating units at our MC Mining operation. Compared to the Sequential Quarter, tons sold in Appalachia increased by 2.0% as a result of increased volumes from our Mettiki operation, which experienced challenging geologic conditions in the Sequential Quarter. ARLP ended the 2024 Quarter with total coal inventory of 1.9 million tons, representing an increase of 0.6 million tons and 0.5 million tons compared to the end of the 2023 Quarter and Sequential Quarter, respectively.

Segment Adjusted EBITDA Expense per ton for the 2024 Quarter increased by 8.3% in the Illinois Basin compared to the 2023 Quarter, due primarily to reduced production and recoveries at our River View mine. Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased by 2.7% due to higher inventory charges at several mines. In Appalachia, Segment Adjusted EBITDA Expense per ton decreased by 4.8% and 17.3% compared to the 2023 Quarter and Sequential Quarter, respectively, due to increased production and recoveries at our Mettiki mine during the 2024 Quarter.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment increased to $31.4 million in the 2024 Quarter compared to $30.0 million and $31.0 million in the 2023 Quarter and Sequential Quarter, respectively. Improved Segment Adjusted EBITDA in the 2024 Quarter was due to record oil & gas volumes, which rose to 898 MBOE sold in the 2024 Quarter, representing increases of 18.3% and 11.0% compared to the 2023 Quarter and Sequential Quarter, respectively, as a result of increased drilling and completion activities on our interests and acquisitions of additional oil & gas mineral interests.

Segment Adjusted EBITDA for the Coal Royalties segment increased to $12.4 million for the 2024 Quarter compared to $10.1 million and $10.2 million for the 2023 Quarter and Sequential Quarter, respectively. Higher average royalty rates per ton and increased royalty tons sold contributed to improved results for the 2024 Quarter.

Balance Sheet and Liquidity

As of March 31, 2024, total debt and finance leases outstanding were $441.0 million, including $284.6 million in ARLP’s 2025 senior notes.  The Partnership’s total and net leverage ratios were 0.49 times and 0.34 times debt to trailing twelve months Adjusted EBITDA, respectively, as of

March 31, 2024.  ARLP ended the 2024 Quarter with total liquidity of $551.3 million, which included $134.0 million of cash and cash equivalents and $417.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities.

During the 2024 Quarter, the Partnership increased its accounts receivable securitization facility by 50% to $90.0 million and entered into a new $54.6 million, four-year amortizing term loan maturing February 2028 to replace a prior equipment financing that matured in November 2023.

Distributions

On April 26, 2024, we announced that the Board of Directors of ARLP’s general partner (the "Board") approved a cash distribution to unitholders for the 2024 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on May 15, 2024, to all unitholders of record as of the close of trading on May 8, 2024. The announced distribution is consistent with the cash distributions for the 2023 Quarter and Sequential Quarter.

Outlook

"With our operations running as expected year-to-date and a well-contracted order book, we are reiterating our full-year guidance," commented Mr. Craft. "We continue to maintain a small, uncontracted tonnage position that we can flex to either domestic or export markets as demand dictates, while our Oil & Gas Royalties business is off to a strong start that should set the tone for another robust year."

"Our focus in 2024 will continue to be the safe operations of our assets, delivering the same level of reliability that our customers value so greatly, while also executing major infrastructure projects at our Tunnel Ridge, Hamilton, Warrior and River View complexes," Mr. Craft continued. "Over the past year, grid planners nearly doubled the five-year electricity demand growth forecast (from 2.6% to 4.7%) on a nationwide basis per FERC filings. We expect this rapid growth in electricity demand will lead to delays and extensions in the premature closure of critical coal power plants in the markets we serve. We are making investments today that will position us to be the low-cost, reliable provider in a market seeking to respond to accelerated demand associated with the electrification of new industry, and rapid load growth associated with data centers and artificial intelligence. These trends represent fundamental changes to consumption patterns, reinforcing our belief that coal, and our operations in particular, will remain critical to a reliable, affordable grid for many years to come."

ARLP is reiterating the following guidance for the full year ended December 31, 2024 (the "2024 Full Year"):

2024 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	24.5 — 25.8
Appalachia Sales Tons	9.5 — 10.0
Total Sales Tons	34.0 — 35.8

Committed & Priced Sales Tons
2024 — Domestic / Export / Total	28.1 / 4.5 / 32.6
2025 — Domestic / Export / Total	15.2 / 1.1 / 16.3

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$54.50 — $56.00
Appalachia	$80.50 — $83.50
Total	$61.75 — $63.75

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$35.25 — $37.25
Appalachia	$54.25 — $57.25
Total	$41.00 — $43.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,400 — 1,500
Natural gas (000 MCF)	5,600 — 6,000
Liquids (000 Barrels)	675 — 725
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.4 — 22.2
Revenue per royalty ton sold	$3.15 — $3.35
Segment Adjusted EBITDA Expense per royalty ton sold	$1.15 — $1.25

Consolidated (Millions)
Depreciation, depletion and amortization	$280 — $300
General and administrative	$80 — $85
Net interest expense	$20 — $25
Income tax expense	$17 — $19
Total capital expenditures	$450 — $500
Growth capital expenditures	$25 — $30
Maintenance capital expenditures	$425 — $470

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expenses.

Conference Call

A conference call regarding ARLP's 2024 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the "Investors" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13745713.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the planned retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic electricity demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the outcome or escalation of current hostilities in Ukraine and the Israel-Gaza conflict; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses' and governments' responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers and operators, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion and investments into the infrastructure of our operations and properties; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, central bank policy actions including interest rates, bank failures and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits;

difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 23, 2024.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023

Tons Sold	8,674	8,469
Tons Produced	9,114	9,244
Mineral Interest Volumes (BOE)	898	759

SALES AND OPERATING REVENUES:
Coal sales	$561,879	$578,784
Oil & gas royalties	37,030	34,497
Transportation revenues	30,753	30,238
Other revenues	22,035	19,403
Total revenues	651,697	662,922

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	363,859	338,723
Transportation expenses	30,753	30,238
Outside coal purchases	9,112	—
General and administrative	22,129	21,085
Depreciation, depletion and amortization	65,549	65,550
Total operating expenses	491,402	455,596

INCOME FROM OPERATIONS	160,295	207,326

Interest expense, net	(7,749)	(12,676)
Interest income	1,276	2,790
Equity method investment income (loss)	(553)	52
Change in fair value of digital assets	11,853	—
Other expense	(606)	(573)
INCOME BEFORE INCOME TAXES	164,516	196,919

INCOME TAX EXPENSE	4,949	4,241

NET INCOME	159,567	192,678

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,510)	(1,493)

NET INCOME ATTRIBUTABLE TO ARLP	$158,057	$191,185

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$1,384
LIMITED PARTNERS	$158,057	$189,801

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$1.21	$1.45

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,670,897	127,289,340

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$133,957	$59,813
Trade receivables	272,191	282,622
Other receivables	9,208	9,678
Inventories, net	162,197	127,556
Advance royalties	6,173	7,780
Digital assets	30,325	9,579
Prepaid expenses and other assets	16,891	19,093
Total current assets	630,942	516,121
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	4,284,051	4,172,544
Less accumulated depreciation, depletion and amortization	(2,204,392)	(2,149,881)
Total property, plant and equipment, net	2,079,659	2,022,663
OTHER ASSETS:
Advance royalties	78,933	71,125
Equity method investments	45,693	46,503
Equity securities	92,541	92,541
Operating lease right-of-use assets	16,357	16,569
Other long-term assets	21,662	22,904
Total other assets	255,186	249,642
TOTAL ASSETS	$2,965,787	$2,788,426

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$107,600	$108,269
Accrued taxes other than income taxes	21,367	21,007
Accrued payroll and related expenses	27,301	29,884
Accrued interest	9,067	3,558
Workers' compensation and pneumoconiosis benefits	15,913	15,913
Other current liabilities	46,295	28,498
Current maturities, long-term debt, net	76,422	20,338
Total current liabilities	303,965	227,467
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	354,619	316,821
Pneumoconiosis benefits	128,809	127,249
Accrued pension benefit	8,112	8,618
Workers' compensation	36,843	37,257
Asset retirement obligations	147,769	146,925
Long-term operating lease obligations	13,684	13,661
Deferred income tax liabilities	33,060	33,450
Other liabilities	17,522	18,381
Total long-term liabilities	740,418	702,362
Total liabilities	1,044,383	929,829

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,061,981 and 127,125,437 units outstanding, respectively	1,958,382	1,896,027
Accumulated other comprehensive loss	(60,602)	(61,525)
Total ARLP Partners' Capital	1,897,780	1,834,502
Noncontrolling interest	23,624	24,095
Total Partners' Capital	1,921,404	1,858,597
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,965,787	$2,788,426

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES	$209,673	$221,688

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(123,846)	(95,474)
Change in accounts payable and accrued liabilities	4,331	12,110
Proceeds from sale of property, plant and equipment	164	2,395
Contributions to equity method investments	(625)	(540)
JC Resources acquisition	—	(64,999)
Oil & gas reserve asset acquisitions	(1,822)	(2,800)
Other	1,286	2,160
Net cash used in investing activities	(120,512)	(147,148)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	75,000	—
Payments under securitization facility	(30,000)	—
Proceeds from equipment financings	54,626	—
Payments on equipment financings	(1,976)	(3,759)
Borrowings under revolving credit facilities	20,000	—
Payments under revolving credit facilities	(20,000)	—
Borrowing under long-term debt	—	75,000
Payments on long-term debt	(4,688)	(26,633)
Payment of debt issuance costs	—	(11,653)
Payments for purchases of units under unit repurchase program	—	(18,209)
Payments for tax withholdings related to settlements under deferred compensation plans	(13,292)	(9,320)
Excess purchase price over the contributed basis from JC Resources acquisition	—	(7,251)
Cash retained by JC Resources in acquisition	—	(2,933)
Distributions paid to Partners	(91,246)	(91,938)
Other	(3,441)	(2,617)
Net cash used in financing activities	(15,017)	(99,313)

NET CHANGE IN CASH AND CASH EQUIVALENTS	74,144	(24,773)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	59,813	296,023

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$133,957	$271,250

Reconciliation of Non-GAAP Financial Measures

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that we characterize as unrepresentative of our ongoing operations, such as litigation accruals or fluctuations in the fair value of our digital assets.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments and litigation expense accrual.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Net income attributable to ARLP	$158,057	$191,185	$115,444
Depreciation, depletion and amortization	65,549	65,550	68,400
Interest expense, net	8,771	11,293	7,210
Capitalized interest	(2,298)	(1,407)	(2,274)
Income tax expense (benefit)	4,949	4,241	(3,361)
EBITDA	235,028	270,862	185,419
Litigation expense accrual (1)	15,250	—	—
Change in fair value of digital assets (2)	(11,853)	—	—
Adjusted EBITDA	238,425	270,862	185,419
Equity method investment loss (income)	553	(52)	(2,316)
Distributions from equity method investments	882	1,014	1,040
Interest expense, net	(8,771)	(11,293)	(7,210)
Income tax benefit (expense)	(4,949)	(4,241)	3,361
Deferred income tax benefit (3)	(107)	(372)	(5,992)
Litigation expense accrual (1)	(15,250)	—	—
Estimated maintenance capital expenditures (4)	(70,725)	(65,170)	(55,554)
Distributable Cash Flow	$140,058	$190,748	$118,748
Distributions paid to partners	$91,246	$91,938	$90,812
Distribution Coverage Ratio	1.53	2.07	1.31

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which is subject to court approval) of certain litigation as described in Item 3 of Part I of ARLP’s Form 10-K filed on February 23, 2024 with the SEC for the period ended December 31, 2023.
(2)	On January 1, 2024, ARLP elected to early adopt new accounting guidance which clarifies the accounting and disclosure requirements for certain crypto assets. The new guidance requires entities to measure certain crypto assets at fair value, with the change in fair value included in net income.
(3)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(4)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2024 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.76 per ton produced compared to an estimated $7.05 per ton produced in 2023. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Cash flows from operating activities	$209,673	$221,688	$93,933
Capital expenditures	(123,846)	(95,474)	(83,982)
Change in accounts payable and accrued liabilities	4,331	12,110	(6,689)
Free cash flow	$90,158	$138,324	$3,262

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations such as litigation accruals. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which holds our coal mining operations and related support activities.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Operating expense	$363,859	$338,723	$356,563
Litigation expense accrual (1)	(15,250)	—	—
Outside coal purchases	9,112	—	20,410
Other expense (income)	606	573	(391)
Segment Adjusted EBITDA Expense	358,327	339,296	376,582
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(4,013)	(3,420)	(7,028)
Segment Adjusted EBITDA Expense – Coal Operations	$354,314	$335,876	$369,554

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which is subject to court approval) of certain litigation as described in Item 3 of Part I of ARLP’s Form 10-K filed on February 23, 2024 with the SEC for the period ended December 31, 2023.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, change in fair value of digital assets, litigation accruals and general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Adjusted EBITDA (See reconciliation to GAAP above)	$238,425	$270,862	$185,419
General and administrative	22,129	21,085	17,784
Segment Adjusted EBITDA	260,554	291,947	203,203
Segment Adjusted EBITDA – Non Coal Operations (1)	(49,659)	(46,273)	(47,026)
Segment Adjusted EBITDA – Coal Operations	$210,895	$245,674	$156,177

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.